Exhibit 99.(a)(5)

3300 Hyland Avenue	Telephone: (714) 427-6236
Costa Mesa, California 92626	Fax: (714) 641-7215

CONTACTS:

Arthur Crozier (Investor inquiries)

Innisfree M&A Incorporated

212-750-5837

acrozier@innisfreema.com

Eileen Morcos (Media inquiries)

Hill & Knowlton

323-966-5748

eileen.morcos@hillandknowlton.com

Ribapharm Board Reaffirms Position that ICN’s

Unsolicited Tender Offer is Inadequate

COSTA MESA, Calif., July 21, 2003 – Ribapharm Inc. (NYSE: RNA) announced today that after careful consideration of the implications of the recently announced summary judgment decision relating to Ribapharm’s patent infringement suit involving ribavirin, the Board of Directors reaffirms its position that ICN Pharmaceuticals, Inc.’s (NYSE: ICN) tender offer to acquire all of the outstanding shares of Ribapharm common stock not already held by ICN, for $5.60 per share, is inadequate and not in the best interests of Ribapharm’s public stockholders. Accordingly, the Ribapharm Board of Directors reiterates its previous recommendation that Ribapharm stockholders reject ICN’s unsolicited tender offer and urges Ribapharm stockholders not to tender their shares pursuant to ICN’s tender offer.

The Ribapharm Board also considered whether it was appropriate to take action that would exempt ICN’s tender offer from operation of the stockholders rights plan and determined that it was not appropriate to do so at this time.

Daniel J. Paracka, Chairman of the Board of Ribapharm, stated “The reaffirmation of the Board’s recommendation to reject ICN’s offer was made after considering the implications to the Company of the recently announced summary judgment decision relating to the Company’s patent infringement suit involving ribavirin and after consultation with our independent financial and legal advisors. The Board continues to believe that ICN’s offer is not in the best interests of Ribapharm’s public stockholders. Stockholders who have previously tendered their shares may withdraw them from ICN’s tender offer if they act promptly.”

Mr. Paracka continued, “As we have said before, the Ribapharm Board continues to be willing to consider revised terms of the tender offer that adequately recognize the long-term value of the Company. Although we have initiated negotiations with ICN, ICN to date has not expressed a willingness to increase its tender offer price.”

On July 20, 2003, the Ribapharm Board consulted with its financial and legal advisors, including Morgan Stanley & Co. Incorporated who delivered to the Ribapharm Board its updated opinion, subject to and based on certain assumptions and conditions set forth therein, that ICN’s offer of $5.60 per share was inadequate from a financial point of view to the holders of shares of Ribapharm, other than ICN and its affiliates. A discussion of the Board’s reaffirmation of its position and a copy of the updated opinion, together with a summary of Morgan Stanley’s analysis, are set forth in Ribapharm’s amendment to its Schedule 14D-9, which will be filed today with the Securities and Exchange Commission.

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

Where to Find More Information

In connection with ICN’s unsolicited tender offer, Ribapharm has filed materials with the Securities and Exchange Commission, including a Solicitation/Recommendation Statement on Schedule 14D-9. STOCKHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors can obtain a free copy of the Solicitation/Recommendation Statement and other materials filed by Ribapharm with the Securities and Exchange Commission at the SEC’s Web site at www.sec.gov.

In addition, these materials may be obtained for free from Ribapharm by directing a request to Innisfree M&A Incorporated at 888-750-5834, or via e-mail at info@innisfreema.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Expressions of future goals and similar expressions, including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets” or “continue,” reflecting something other than historical fact, are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: a loss of or decrease in revenues from our license agreement with Schering-Plough; adverse changes in the Company’s relationship with our majority stockholder, ICN Pharmaceuticals, Inc.; the risk of potential claims against certain of the Company’s research compounds; the Company’s ability to successfully develop and commercialize future products; the limited protection afforded by the patents relating to ribavirin, and possibly on future drugs, techniques, processes or products the Company may develop or acquire; the results of lawsuits or the outcome of investigations pending against ICN Pharmaceuticals, Inc. and the Company; the Company’s potential product liability exposure and lack of any insurance coverage thereof; government regulation of the pharmaceutical industry (including review and approval for new pharmaceutical products by the FDA in the United States and comparable agencies in other countries); disruption to the Company’s business caused by ICN’s pending tender offer; the outcome of litigation regarding ICN’s unsolicited tender offer and Ribapharm’s stockholder rights plan; the effects of increased competition; and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including especially the Company’s annual report on Form 10-K for the year ended December 31, 2002. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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